Exhibit 99.0

For Immediate Release	Contact:	Bob DeFillippo
November 11, 2010		(973) 802-4149

PRUDENTIAL FINANCIAL, INC. PRICES COMMON STOCK OFFERING

NEWARK, N.J. – November 11, 2010 – Prudential Financial, Inc. (NYSE:PRU) today announced that it has priced a public offering of 18,348,624 shares of its common stock at $54.50 per share. The underwriters will have a 30-day option to purchase up to an additional 2,752,293 shares of common stock from the company. The offering is expected to close on November 17, 2010.

The company intends to use the net proceeds from this offering, which are expected to be approximately $970 million (without giving effect to any exercise of the underwriters’ option to purchase additional shares), to fund a portion of the purchase price for its previously announced acquisition of AIG Star Life Insurance Co., Ltd and AIG Edison Life Insurance Company from American International Group, Inc.

Citi, BofA Merrill Lynch, UBS Investment Bank and Barclays Capital are serving as joint bookrunning managers for the offering, and Deutsche Bank Securities, HSBC and Wells Fargo Securities are acting as co-managers.

The shares are being offered pursuant to the company’s effective shelf registration statement on file with the Securities and Exchange Commission. The offering is being made by means of a prospectus and related prospectus supplement. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained by visiting EDGAR on the SEC’s web site at www.sec.gov or by contacting Citi (Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, New York 11220; telephone: (800) 831-9146; or email: batprospectusdepartment@citi.com), BofA Merrill Lynch (Attention: Prospectus Department, 4 World Financial Center, New York, New York, 10080; or email: dg.prospectus_requests@baml.com), UBS Investment Bank (Attention: Prospectus Department,

299 Park Avenue, New York, New York 10171; telephone: (888) 827-7275 extension 3884) or Barclays Capital (Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717; telephone: (888) 603-5847; or email: barclaysprospectus@broadridge.com).

This announcement does not constitute an offer to sell or the solicitation of any offer to buy the common stock, nor shall there be any offer or sale of the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Prudential Financial, Inc., a financial services leader with approximately $750 billion of assets under management as of September 30, 2010, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services.